Exhibit (p)(6)
Investment Adviser’s
CODE OF ETHICS
May 1, 2008

Investment Adviser’s
Code of Ethics
TABLE OF CONTENTS

I. OVERVIEW	2

II. STATEMENT OF GENERAL PRINCIPLES	3

III. ACCESS PERSON CLASSIFICATIONS	4

A. INVESTMENT MANAGEMENT DIVISION ACCESS PERSON	4
B. FUND ACCESS PERSON	4
C. DUAL ACCESS PERSON	4

IV. PERSONAL TRADING	4

A. RESTRICTED LIST	4
B. PRECLEARANCE	5

V. REPORTING REQUIREMENTS FOR ALL ACCESS PERSONS	6

A. INITIAL REPORTING REQUIREMENTS	6
B. QUARTERLY REPORTING REQUIREMENTS	7
C. ANNUAL REPORTING REQUIREMENTS	7
D. REPORTING EXCEPTIONS	8

VI. REVIEW AND ENFORCEMENT	9

A. REVIEW	9
B. ENFORCEMENT	9

VII. CONFIDENTIALITY	10

VIII. AMENDMENT AND INTERPRETATION OF PROVISIONS	10

APPENDIX 1. GLOSSARY	11

APPENDIX 2. CODE COMPLIANCE OFFICERS	14
May 1, 2008

Investment Adviser’s
Code of Ethics
I.	OVERVIEW
This Investment Advisers’ Code of Ethics, which includes the appendices, reporting forms, and their instructions, (together the “Code”) has been developed to meet regulatory requirements and prudent business practices. The Code is adopted by Pacific Life Fund Advisors LLC (“PLFA”), in its capacity as a registered investment adviser, pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “1940 Act”). PLFA also does business under the name “Pacific Asset Management” or “PAM” and references throughout the remainder of the document to PLFA include PAM.
The Code is intended to ensure that all acts, practices and courses of business engaged in by Access Persons reflect high standards and comply with the requirements of the 1940 Act. This Code applies in conjunction with the Code of Business Conduct applicable to all employees of PL and its affiliates, including PLFA. Employees deemed Access Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our advisory clients. Violations of this Code by an Access Person could result in personal sanctions.

Note: Certain words within this Code have specific meanings which can be found in the Glossary in Appendix 1. The first time those words appear within the Code, they will be italicized and underlined. The on-line version of this document has a hyper-link from each of those italicized and underlined words to the section of the Glossary where the specific definitions appear.
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Investment Adviser’s
Code of Ethics
II.	STATEMENT OF GENERAL PRINCIPLES
The following are general principles governing personal Securities transactions by Access Persons.
Each Access Person shall:
•	have a duty to place the interests of Client Accounts first;

•	comply with the Code and avoid any actual or potential conflicts of interest in personal Securities transactions;

•	comply with Pacific Life’s Code of Business Conduct; and

•	comply with applicable federal securities laws.
Access Persons may not:
•	take inappropriate advantage of their positions, including in particular, front-running purchases or sales by Client Accounts;

•	defraud, manipulate, or plan to defraud a Client Account;

•	make to Pacific Life and its affiliates, including PLFA, any untrue statement of a material fact, or omit to state a material fact necessary in order to make statements made, in light of then relevant circumstances, not misleading; or

•	trade a Security in any account where they have direct or indirect beneficial ownership if that Access Person has actual knowledge that the Security is being considered for purchase or sale, or is being purchased or sold for a Client Account.

Note: This does not impose any requirement on Access Persons to inquire if a Security is being considered, or is being purchased or sold, for a Client Account.
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Investment Adviser’s
Code of Ethics
III.	ACCESS PERSON CLASSIFICATIONS
Under this Code, an Access Person’s classification is determined by their role and responsibilities within PLFA. A Compliance Officer has determined each Access Person’s classification based on the guidelines outlined below and reviewed the classification of each Access Person with applicable management. If you are unsure of your classification, please contact a Compliance Officer. All classifications of Access Persons are subject to the Trading Restrictions in this Code. There are three different classifications of Access Person:
A.	Investment Management Division Access Person An Access Person who has access to nonpublic trading or securities holdings information of the Advisory Portfolios managed by PLFA.

B.	Fund Access Person An Access Person who has access to non-public trading or securities holdings information of the Pacific Select Fund/Pacific Life Funds.

C.	Dual Access Person A Dual Access Person is both an Investment Management Division Access Person and a Fund Access Person.
IV.	PERSONAL TRADING
Before trading any Securities, Access Persons should review the Code to determine how their contemplated transaction must be handled. Certain transactions are subject to preclearance or may be prohibited altogether. If you need preclearance, you must obtain that preclearance in writing BEFORE you trade.
1.	You must first check the current Restricted List to see if there are specific restrictions placed on the Securities of the Issuer you wish to trade. Additional information on the Restricted List is in Section A below.

2.	If the issuer is not on the Restricted List, you must check the Preclearance requirements under Section B to determine how much and under what circumstances you can trade your specific issue without preclearance authorization.
A.	RESTRICTED LIST
This list will include issuers for a variety of reasons, including but not limited to, the possession of material non-public information by PL and its affiliates, including PLFA, regarding that issuer. There is an absolute ban on personal transactions in the Securities of these issuers when they are present on the list.
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Investment Adviser’s
Code of Ethics
If you execute a short sale and the security is subsequently placed on the restricted list, you may not execute a “cover” transaction.
B.	PRECLEARANCE
The following securities do not require preclearance:
Security Types Exempt from Preclearance

Municipal Bonds and Municipal Notes[1]
Exchange Traded Fund[1]
Pacific Select Fund/Pacific Life Funds[1,2]
Open-ended mutual funds registered in the United States, and Unit Investment Trusts invested exclusively in those funds
Bankers Acceptances
Bank Certificates of Deposit
Commercial Paper
Repurchase Agreements
Securities with a maturity at issuance < 366 days rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO)
U.S. Treasury Securities and U.S. Government Agency Securities
You must preclear all transactions in Initial Public Offerings (IPOs) and Private Placements.
For all other types of transactions, if the issuer to be traded is not on the Restricted List, and the type of security is not exempt from preclearance, you must preclear all individual transactions over $100,000, per issuer. If your cumulative transactions, per issuer, within a 30-day period will exceed $100,000, for each transaction in excess of $100,000 within the 30-day period, you must obtain preclearance. Distinction is not made between purchase and sale transactions for the purpose of calculating $100,000.
The $100,000 refers to the total principal amount of the transaction (par or shares multiplied by the price).
For example, a purchase of $80,000 would not require preclearance, but a subsequent sale within 30 days of $25,000 of the same issuer, or any asset of the same issuer, would require preclearance.
If preclearance is required, you MUST receive approval in writing BEFORE you trade. See the preclearance form and the instructions to the preclearance form for additional information.

[1]	Security types are not exempt from reporting requirements. See section V for reporting requirements.

[2]	The Pacific Select High Yield Bond Portfolio Management Group must preclear all transactions in the Pacific Select Fund that involve the Pacific Select High Yield Bond portfolio, regardless of amount.
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Investment Adviser’s
Code of Ethics
If you purchase an eligible Security either with or without preclearance, it does not necessarily make that Security eligible for sale without preclearance. The status of your Security may have changed during the time you held the position.
V.	REPORTING REQUIREMENTS FOR ALL ACCESS PERSONS
Reporting is required on an initial, quarterly, and annual basis and in general there are three types of reports: holdings reports; securities transaction reports; and compliance certification reports. The information presented below will inform you of when each type of report is required.
A.	INITIAL REPORTING REQUIREMENTS
Within 10 calendar days of becoming an Access Person you must complete, sign, date, and submit the following reports to a Compliance Officer:
1.	Initial Certificate of Compliance

The certificate will state that you have received a copy of and read and understand the Code and, that to the best of your knowledge, you have disclosed, reported, or caused to be reported, all Securities of which you have beneficial ownership.

2.	Report of Initial Securities Holdings

You must complete all information on the form(s) for the report of initial securities holdings using the Code and the instructions provided. The holdings information provided must be current as of a date that is no more than 45 days prior to the date the report is submitted. Note that Pacific Select Fund (via a Pacific Life or PL&A variable annuity contract or variable life insurance policy) and Pacific Life Funds, including Pacific Life Funds 529 accounts (together referred to as “Pacific Select Fund/Pacific Life Funds”) are subject to initial reporting requirements of this Code.

3.	Personal Securities Accounts

The Securities and Exchange Commission requires you to provide information with respect to any account you maintain at a broker, dealer or bank at which any beneficially owned securities are held (see form and form instructions for details).
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Investment Adviser’s
Code of Ethics
B.	QUARTERLY REPORTING REQUIREMENTS
1.	Quarterly Report of Securities Transactions

Within 30 calendar days of the calendar quarter end you must complete, sign, date, and submit the Quarterly Report of Securities Transactions form to a Compliance Officer. You must complete all information using the Code and the instructions provided with the form. Furthermore, if you have not previously done so, you must provide complete information with respect to any new accounts at a broker, dealer or bank that you may have opened during the quarter that hold securities of which you are the beneficial owner.

2.	Duplicate Statements

You must co-sign a letter authorizing your broker, dealer or bank to send duplicate copies of each statement containing reportable Securities transactions to the following address:

Pacific Life Insurance Company Attn: Compliance Officer Investment Management Division NB-2 P.O. Box 2150 Newport Beach, CA 92658-8900

If applicable, a Compliance Officer will provide you with the letter to co-sign.

3.	Quarterly Report of Pacific Select Fund/Pacific Life Funds Transactions

Transactions in shares of Pacific Select Fund/Pacific Life Funds are generally subject to the quarterly reporting requirements of this Code.
C.	ANNUAL REPORTING REQUIREMENTS
By January 30th of each year, you must complete, sign, date, and submit the Annual Report of Securities Holdings and Annual Certificate of Compliance forms to a Compliance Officer. Pacific Select Fund/Pacific Life Funds are subject to the annual reporting requirements of this Code.

If you beneficially own any Pacific Select Fund/Pacific Life Funds, you must authorize a Compliance Officer to obtain a duplicate copy of your statements. You do not need to further report Pacific Select Fund/Pacific Life Funds’ quarterly transactions or annual holdings if you have authorized a Compliance Officer to obtain duplicate statements. If you open a new Pacific Select Fund/Pacific Life Funds account you must provide new account information to a Compliance Officer.
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Investment Adviser’s
Code of Ethics
D.	REPORTING EXCEPTIONS Certain transactions are exempt from some aspects of reporting:
1.	Transactions in the following securities do not require any type of reporting

Security Types Exempt from Reporting

Open-ended mutual funds registered in the United States, and Unit Investment Trusts invested exclusively in those funds, except for the Pacific Select Fund/Pacific Life Funds
Bankers Acceptances
Bank Certificates of Deposit
Commercial Paper
Repurchase Agreements
Securities with a maturity at issuance < 366 days rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO)
U.S. Treasury Securities and U.S. Government Agency Securities
2.	Transactions in an account over which the access person has no direct influence or Control are not subject to certain aspects of reporting, depending on the type of account — subject to review of and prior written approval from a Compliance Officer. For example, transactions in a Blind Trust will not be subject to any of the reporting provisions, restricted list trading restrictions, or the preclearance requirements of this Code. However, transactions in other types of accounts over which the Access Person has no direct influence or Control will be subject to the quarterly and annual reporting requirements, but not the preclearance requirements or the prohibition of trading issuers listed on the restricted list. Access Persons must apply for and obtain written approval from a Compliance Officer prior to exercising the exceptions from reporting requirements in this section.

3.	Transactions pursuant to an Automatic Investment Plan are not subject to certain aspects of reporting — subject to review of and prior written approval from a Compliance Officer. In general, an Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.
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Investment Adviser’s
Code of Ethics
VI.	REVIEW AND ENFORCEMENT
A.	REVIEW
A Compliance Officer shall review the reported personal securities Trading Activity obtained for or reported by Access Persons, including but not limited to duplicate statements (including Pacific Select Fund/Pacific Life Funds statements), to determine whether any violation of the Code may have occurred. A Compliance Officer shall review initial holdings reports within a reasonable time after receipt, annual holdings reports at least annually, and transaction reports at least quarterly.
An Access Person shall report any violation or potential violation of the Code, including potential violations that the Access Person himself or herself may have committed, promptly to a Compliance Officer. Employees who would like to remain anonymous when reporting Code violations may write a letter to the Chief Compliance Officer or Employee Relations or call the Pacific Life Responsibility Line.
Retaliation (e.g., termination, demotion or discrimination) against an employee who reports a violation or who assists or participates with an investigation in good faith is prohibited. Good faith does not require that you be correct about the occurrence of a suspected activity but it does mean that you must tell the truth, as you know it, about the situation.
B.	ENFORCEMENT
A final determination of whether a violation of the Code has occurred shall be made by a Compliance Officer. Before making a final determination of whether a violation of the Code has occurred, a Compliance Officer shall give the applicable Access Person(s) an opportunity to supply additional information regarding the issue in question. When unusual issues arise, Compliance Officers may seek additional direction from the General Counsel, Investment Counsel, Outside Counsel, or Chief Compliance Officer. However, a Compliance Officer will make a final determination.
Any Access Person who is uncomfortable with an interpretation, application of the Code or final determination made by a Compliance Officer, may appeal to the General Counsel or Chief Compliance Officer.
No person, including Compliance Officers, shall participate in a determination of whether he or she has committed a violation of the Code or in the imposition of any sanction against himself or herself.
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Investment Adviser’s
Code of Ethics
Once a Compliance Officer has determined that a violation of the Code has occurred, the applicable Access Person(s) may be subject to sanctions, which may include, among other things:
•	restrictions of such person’s personal Securities transactions;

•	a letter of admonition;

•	fines;

•	disgorgement;

•	suspension;

•	reassignment;

•	demotion; or

•	termination of employment.
Factors considered in determining the applicable remedial action, include, but are not limited to: the severity of the violation, the frequency of the Access Person’s violations, whether any violation caused harm or the potential of harm to clients’ interests, the Access Person’s efforts to cooperate with the investigation, and the Access Person’s efforts to correct any conduct that led to the violation.
Violations will be reported to appropriate management, including Senior Division Management (Senior Vice President or above) and the Chief Compliance Officer. The Chief Compliance Officer shall report to Pacific Life’s Board of Directors regarding compliance with this Code, and shall provide information to Client Accounts regarding compliance with this Code, as it relates to their account, upon their request. The Chief Compliance Officer shall report quarterly to Pacific Select Fund’s and Pacific Life Funds’ Board of Trustees on compliance with the Code as it relates to their accounts and provide such quarterly certifications or other information as required by those clients.
VII.	CONFIDENTIALITY
All reports and information submitted or obtained pursuant to this Code shall generally be treated as confidential; provided, however, that such information may be shared with Management, the Law Department, internal and external auditors, regulators, client accounts or such other persons as a Compliance Officer deems necessary.
VIII.	AMENDMENT AND INTERPRETATION OF PROVISIONS
The Code may be amended or such interpretations of the Code that are deemed appropriate may be adopted. Any time the Code is materially amended, new versions of the Code, or notification regarding the Code being amended and where to obtain the new Code, will be distributed to the then current list of Access Persons. Any time the Code is amended, within 30 calendar days of receipt of the new Code or notice of an amendment to the Code, each such Access Person must submit an amendment certification indicating that he or she has received and has read the amended Code.
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Investment Adviser’s
Code of Ethics
APPENDIX 1. GLOSSARY
Access Person — Any employee of PL, or any of its affiliates, who has access to current trading or non-public securities holdings information for:
a)	The Advisory Portfolios managed by PLFA, or

b)	The Pacific Select Fund/Pacific Life Funds, or;

c)	Both a and b.
Beneficial Ownership — You are considered to have beneficial ownership of Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect interest in Securities:
•	Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

•	Your interest as a general partner in Securities held by a general or limited partnership.

•	Your interest as a manager-member in the Securities held by a limited liability company.
You do not have an indirect interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment Control over the Securities held by the entity.
The following circumstances constitute beneficial ownership by you of Securities held in or by a trust:
•	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

•	Your ownership of a vested beneficial interest in a trust.

•	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.
Blind Trust — A trust in which a fiduciary third party, such as a bank or money management firm, is given complete discretion to make investment decisions on behalf of the trust beneficiaries. The trust is called blind because the beneficiary is not informed about the holdings of the trust.
Client Account — Any account managed by PLFA as investment adviser. For the purposes of the Pacific Life Fund Advisors’ Code of Ethics, client accounts exclude accounts managed by Pacific Life for the General Accounts of Pacific Life or Pacific Life & Annuity Company.
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Investment Adviser’s
Code of Ethics
Compliance Officer — When used in the context of this Code shall refer to PLFA’s Chief Compliance Officer who is designated to ensure all rules, regulations and procedures, necessary to insure compliance with the Code, are maintained. The term “Compliance Officer” shall also include the Chief Compliance Officer’s designees who may be empowered to resolve issues and review reports. See Appendix 2 for a list of designated Code Compliance Officers.
Control — When used within the context of Beneficial Ownership (as defined above) shall refer to the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting Securities of a company shall be presumed to control such company.
Exchange-traded Fund (ETF) — A type of investment whose investment objective is to achieve the same return as a particular market index. An ETF is similar to an index fund in that it will primarily invest in the securities of companies that are included in a selected market index. An ETF will invest in either all of the securities or a representative sample of the securities included in the index.
Initial Public Offering (“IPO”) — Commonly known as a company’s first sale of stock to the public, IPO is defined as an offering of securities registered under the Securities Act of 1933, as amended, of an issuer that was not, immediately before such registration, subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
Issuer — A legal entity that has the power to issue and distribute a Security. Issuers include corporations, municipalities, foreign and domestic governments and their agencies, and investment trusts.
Municipal Bond — A long-term debt instrument issued by a state or local government. It usually carries a fixed rate of interest, which is paid semiannually.
Municipal Note — A short-term debt instrument of a state or local government. Most popular are revenue, bond, and tax anticipation notes.
Open-Ended Mutual Fund — A registered investment company not exempted under Section 3(c) or Section 6 of the Investment Company Act of 1940, whose securities are redeemable at all times and typically offered on a continuous basis.
Pacific Select Fund/Pacific Life Funds — Shares of Pacific Select Fund (purchased via a Pacific Life or Pacific Life & Annuity Company variable annuity contract or variable life insurance policy) and/or shares of Pacific Life Funds, including shares purchased through a Pacific Life Funds 529 Plan Account.
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Investment Adviser’s
Code of Ethics
Private Placement —An offering of securities that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2), Section 4(6), or Regulation D (Rules 501 through 506).
Security — Any note, stock, treasury stock, futures contract, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any, Security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a Securities exchange, commodities exchange or market relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Any Convertible Bond will be viewed as the same Security under this Code.
Trading Activity — Purchase or sale of any Security, or derivative thereof such as futures, forward contracts, options, warrants or swaps. With respect to Pacific Select Fund/Pacific Life Funds, Trading Activity includes portfolio transfers and fund exchanges, respectively.
Unit Investment Trust — An investment vehicle registered with the SEC that purchases a fixed portfolio of Securities, such as corporate, municipal or government bonds, mortgage-backed Securities, common stock, or preferred stock. The trust expires when the bonds mature or, in the case of equity funds, at a specified future date.
U.S. Government Agency Securities — Agency Securities are direct obligations of federal government agencies or government-sponsored enterprises (GSEs). Federal agencies are entities of the Federal Government, such as the Government National Mortgage Association (Ginnie Mae) and the Tennessee Valley Authority (TVA). GSEs are publicly chartered but privately owned and operated entities, such as the Federal National Mortgage Association (Fannie Mae), and the Federal Home Loan Mortgage Corporation (Freddie Mac).
U.S. Treasury Securities — Direct obligations of the U.S. Government issued by the Department of the Treasury. Examples: Treasury bills, Treasury notes, Treasury bonds, Treasury inflation — indexed, and saving bonds.
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Investment Adviser’s
Code of Ethics
APPENDIX 2. CODE COMPLIANCE OFFICERS
Investment Management Division
Heather Paige
Nancy Enomoto
Fund Compliance
Howard Hirakawa
Laurene MacElwee
Corporate Compliance
Sharon Pacheco
(Chief Compliance Officer)
ANY QUESTIONS ABOUT YOUR INTENDED TRANSACTION OR REPORTING REQUIREMENTS?
Please contact a Code Compliance Officer for clarification.
May 1, 2008